    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS
Executing on diversification strategy to drive outperformance

Second Quarter 2022 Highlights

•Net sales of $1.5 billion in the second quarter, up 40% year-over-year
•Net income of $154.5 million, or $6.06 per diluted share, in the second quarter, up $86.6 million, or 128%, year-over-year
•EBITDA of $250.7 million, up $130.0 million, or 108%, year-over-year
•Quarterly dividend of $1.05 per share paid totaling $26.7 million in the second quarter
North American RV OEM (57% of net sales last twelve months)
•Net sales of $864.3 million in the second quarter, up 58% year-over-year, driven by wholesale shipments and market share gains
•Content per travel trailer and fifth-wheel RV for the twelve months ended June 30, 2022, increased 49% year-over-year to a record $5,382
North American Adjacent Industries OEM (20% of net sales last twelve months)
•Net sales of $323.7 million in the second quarter, up 39% year-over-year
•North American marine OEM net sales of $132.4 million, up 44% year-over-year
•Content per power boat for the twelve months ended June 30, 2022, increased 71% year-over-year to a record $1,848
North American Aftermarket (16% of net sales last twelve months)
•Net sales of $240.2 million in the second quarter, up 14% year-over-year
International Industries (7% of net sales last twelve months)
•Net sales of $107.9 million in the second quarter, up 5% year-over-year

Elkhart, Indiana - August 2, 2022 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported second quarter 2022 results.

"We continued to execute on strategic priorities to deliver strong results in the second quarter, highlighted by robust revenue and EBITDA growth as we navigate a challenging operating environment. Our culture of innovation and operational excellence has supported our expansion in the Aftermarket, Marine, and RV OEM markets while assisting us to meet consumer demand for quality, technologically sophisticated products," commented Jason Lippert, LCI Industries' President and Chief Executive Officer.

"While RV inventories stabilize, we are confident in our ability to keep driving content and market share gains both within and outside RV OEM. The widespread availability of peer-to-peer rentals, along with increasing costs of airfare and hotel lodging, have made camping, boating, and RVing attractive options for vacationing. We believe our diverse portfolio has positioned us for long-term growth as we capture tailwinds related to the ongoing popularity of the outdoor lifestyle," Lippert continued. "I am proud of the hard work shown by our teams in driving our strong performance to help us generate further shareholder value."

"I also want to thank our team members for their commitment to delivering best-in-class products to our customers. Through these efforts, we continue to drive profitable growth while solidifying LCI's position as an industry leader in the range of markets we serve," commented Ryan Smith, Group President - North America.

Second Quarter 2022 Results

Consolidated net sales for the second quarter of 2022 were $1.5 billion, an increase of 40 percent from 2021 second quarter net sales of $1.1 billion. Net income in the second quarter of 2022 was $154.5 million, or $6.06 per diluted share, compared to net income of $67.9 million, or $2.67 per diluted share, in the second quarter of 2021. EBITDA in the second quarter of 2022 was $250.7 million, compared to EBITDA of $120.7 million in the second quarter of 2021. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the second quarter of 2022 was primarily driven by price realization, market share gains, acquisitions, and increased wholesale shipments. Net sales from acquisitions completed in the twelve months ended June 30, 2022 contributed approximately $81 million in the second quarter of 2022.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended June 30, 2022, increased $1,761 to $5,382, compared to $3,621 for the twelve months ended June 30, 2021. The content increase in towables was primarily a result of organic growth, including pricing and new product introductions, market share gains, and acquisitions.

July 2022 Results

July 2022 consolidated net sales were approximately $368.4 million, up 5 percent from July 2021, demonstrating positive trends as the Company moves into the second half 2022, a testament to diversification efforts which are helping to offset the deceleration experienced in North American RV production.

Income Taxes

The Company's effective tax rate was 27.3 percent for the quarter ended June 30, 2022, compared to 25.0 percent for the quarter ended June 30, 2021. The increase in the effective tax rate was primarily due to a decrease in the cash surrender value of life insurance plus a discrete tax adjustment in the current year period for an acquisition-related tax election.

Balance Sheet and Other Items

At June 30, 2022, the Company's cash and cash equivalents balance was $55.0 million, compared to $62.9 million at December 31, 2021. The Company used $70.8 million for capital expenditures, $51.8 million for acquisitions, and $49.6 million for dividend payments to shareholders in the six months ended June 30, 2022. The Company also made $107.1 million in net repayments under its revolving credit facility and $60.9 million in repayments under its shelf loan, term loan, and other borrowings in the six months ended June 30, 2022.
The Company's outstanding long-term indebtedness, including current maturities, was $1.1 billion at June 30, 2022, and the Company remained in compliance with its debt covenants. The Company believes its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Tuesday, August 2, 2022, at 8:30 a.m. Eastern time, which may be accessed by dialing (844) 200-6205 for participants in the U.S. and (226)

828-7575 for those in Canada or (929) 526-1599 for participants outside the U.S./Canada using the required conference ID 428868. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (929) 458-6194 for participants in the U.S. and (226) 828-7578 for those in Canada or (204) 525-0658 for participants outside the U.S./Canada and referencing access code 242022. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, and the Russia-Ukraine War on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2022	2021	2022	2021	Months
(In thousands, except per share amounts)

Net sales	$1,536,150	$1,093,720	$3,180,718	$2,093,978	$5,559,437
Cost of sales	1,127,065	836,109	2,307,390	1,594,590	4,142,462
Gross profit	409,085	257,611	873,328	499,388	1,416,975
Selling, general and administrative expenses	190,296	163,629	384,838	303,975	725,488
Operating profit	218,789	93,982	488,490	195,413	691,487
Interest expense, net	6,191	3,472	12,443	6,177	22,632
Income before income taxes	212,598	90,510	476,047	189,236	668,855
Provision for income taxes	58,068	22,621	125,336	47,227	172,414
Net income	$154,530	$67,889	$350,711	$142,009	$496,441

Net income per common share:
Basic	$6.07	$2.69	$13.82	$5.63	$19.59
Diluted	$6.06	$2.67	$13.76	$5.60	$19.47

Weighted average common shares outstanding:
Basic	25,438	25,275	25,377	25,230	25,340
Diluted	25,518	25,385	25,483	25,351	25,503

Depreciation	$18,010	$15,412	$35,964	$30,597	$70,122
Amortization	$13,897	$11,342	$27,755	$20,673	$54,646
Capital expenditures	$28,800	$21,048	$70,837	$42,005	$127,366

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2022	2021	2022	2021	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$814,509	$527,614	$1,767,735	$1,030,630	$3,032,717
Motorhomes	91,480	67,253	178,734	129,846	307,883
Adjacent Industries OEMs	370,289	269,787	726,391	520,428	1,294,968
Total OEM Segment net sales	1,276,278	864,654	2,672,860	1,680,904	4,635,568
Aftermarket Segment:
Total Aftermarket Segment net sales	259,872	229,066	507,858	413,074	923,869
Total net sales	$1,536,150	$1,093,720	$3,180,718	$2,093,978	$5,559,437

Operating profit:
OEM Segment	$190,577	$63,334	$435,951	$142,621	$598,006
Aftermarket Segment	28,212	30,648	52,539	52,792	93,481
Total operating profit	$218,789	$93,982	$488,490	$195,413	$691,487

Depreciation and amortization:
OEM Segment depreciation	$14,376	$12,081	$28,878	$24,768	$55,449
Aftermarket Segment depreciation	3,634	3,331	7,086	5,829	14,673
Total depreciation	$18,010	$15,412	$35,964	$30,597	$70,122

OEM Segment amortization	$10,053	$7,806	$20,197	$14,258	$38,832
Aftermarket Segment amortization	3,844	3,536	7,558	6,415	15,814
Total amortization	$13,897	$11,342	$27,755	$20,673	$54,646

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2022	2021
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$54,988	$62,896
Accounts receivable, net	417,033	319,782
Inventories, net	1,155,171	1,095,907
Prepaid expenses and other current assets	70,510	88,300
Total current assets	1,697,702	1,566,885
Fixed assets, net	456,517	426,455
Goodwill	554,828	543,180
Other intangible assets, net	512,752	519,957
Operating lease right-of-use assets	203,221	164,618
Other long-term assets	57,676	66,999
Total assets	$3,482,696	$3,288,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$20,979	$71,003
Accounts payable, trade	287,659	282,183
Current portion of operating lease obligations	34,167	30,592
Accrued expenses and other current liabilities	295,438	243,438
Total current liabilities	638,243	627,216
Long-term indebtedness	1,101,787	1,231,959
Operating lease obligations	179,854	143,436
Deferred taxes	28,376	43,184
Other long-term liabilities	140,079	149,424
Total liabilities	2,088,339	2,195,219
Total stockholders' equity	1,394,357	1,092,875
Total liabilities and stockholders' equity	$3,482,696	$3,288,094

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2022	2021
(In thousands)
Cash flows from operating activities:
Net income	$350,711	$142,009
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	63,719	51,270
Stock-based compensation expense	13,701	13,859
Deferred taxes	(2,401)	—
Other non-cash items	2,025	4,305
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(95,479)	(142,489)
Inventories, net	(51,811)	(115,314)
Prepaid expenses and other assets	25,746	(16,401)
Accounts payable, trade	5,312	71,144
Accrued expenses and other liabilities	36,448	15,476
Net cash flows provided by operating activities	347,971	23,859
Cash flows from investing activities:
Capital expenditures	(70,837)	(42,005)
Acquisitions of businesses	(51,789)	(103,858)
Other investing activities	2,204	(566)
Net cash flows used in investing activities	(120,422)	(146,429)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(10,773)	(7,925)
Proceeds from revolving credit facility	729,400	554,693
Repayments under revolving credit facility	(836,500)	(719,747)
Repayments under shelf loan, term loan, and other borrowings	(60,902)	(8,652)
Proceeds from issuance of convertible notes	—	460,000
Purchases of convertible note hedge contracts	—	(100,142)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	48,484
Payment of debt issuance costs	(4)	(11,844)
Payment of dividends	(49,572)	(41,678)
Payment of contingent consideration and holdbacks related to acquisitions	(6,039)	(4,387)
Net cash flows (used in) provided by financing activities	(234,390)	168,802
Effect of exchange rate changes on cash and cash equivalents	(1,067)	(92)
Net (decrease) increase in cash and cash equivalents	(7,908)	46,140
Cash and cash equivalents at beginning of period	62,896	51,821
Cash and cash equivalents cash at end of period	$54,988	$97,961

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,			Last Twelve
	2022		2021	2022		2021	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	133.7		133.8	285.9		265.0	552.3
Motorhome RVs	14.8		14.8	30.6		29.1	57.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	125.6	(2)	180.5	218.7	(2)	295.0	426.0	(2)
Impact on dealer inventories	8.1	(2)	(46.7)	67.2	(2)	(30.0)	126.3	(2)
Motorhome RVs	14.0	(2)	17.0	26.9	(2)	30.3	51.9	(2)

				Twelve Months Ended
				June 30,
				2022		2021
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,382		$3,621
Motorhome RV				$3,569		$2,644

				June 30,			December 31,
				2022		2021	2021
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$286.7		$372.6	$168.3
Days sales in accounts receivable, based on last twelve months				28.2		31.3	30.6
Inventory turns, based on last twelve months				4.3		6.1	5.0

				2022
Estimated Full Year Data:
Capital expenditures				$120 - $140 million
Depreciation and amortization				$130 - $140 million
Stock-based compensation expense				$25 - $30 million
Annual tax rate				25% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2022 retail sales data for RVs has not been published yet, therefore 2022 retail data for RVs includes an estimate for June 2022 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(In thousands)
Net income	$154,530	$67,889	$350,711	$142,009
Interest expense, net	6,191	3,472	12,443	6,177
Provision for income taxes	58,068	22,621	125,336	47,227
Depreciation expense	18,010	15,412	35,964	30,597
Amortization expense	13,897	11,342	27,755	20,673
EBITDA	$250,696	$120,736	$552,209	$246,683
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and six month periods ended June 30, 2022 and 2021. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.